ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement”) is entered into as of December 31, 2012, by and among American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Escrow Agent”), JFC Technologies, LLC, a New Jersey limited liability company (“Seller”), and Cyalume Technology Holdings, Inc., a Delaware corporation (“Parent” and, together with Seller, referred to herein as the “Parties”). Unless otherwise defined herein, capitalized terms used in this Escrow Agreement have the definitions ascribed to them in the Amendment Agreement (as defined below). The Escrow Agent shall not be responsible to determine or make inquiry into any term, capitalized or otherwise, not defined herein.

WHEREAS, the Parties have entered into that certain Amendment Agreement, dated as of December 27, 2012 (as it may be amended, modified or supplemented and in effect from time to time, the “Amendment Agreement”), pursuant to which, among other things, one or more stock certificates (the “Stock Certificates”) representing a total of Two Million Four Hundred and Fifty Thousand (2,450,000) shares (the “Escrow Shares”) of the common stock, $0.001 par value per share, of Parent (the “Parent Common Stock”), together with one or more stock powers executed by Seller in blank with respect to the Escrow Shares (the “Stock Powers”), are to be deposited by Parent with the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with the terms hereof.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties and the Escrow Agent agree as follows:

Article I

ESCROW FUND

1.1         Escrow Fund.

1.1.1. The Parties hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

1.1.2. The Escrow Agent hereby agrees to receive the Stock Certificates in the form received without investment thereof subject to the terms and conditions hereof until the Stock Certificates are delivered in accordance with Section 3.1 of this Escrow Agreement. The Escrow Agent shall not be responsible for the Escrow Shares when not in the Escrow Agent’s possession. The Escrow Agent shall exercise the due care and diligence with respect to the Escrow Shares as is required by law to be exercised by a bank custodian holding its customer’s property. The Escrow Agent will store the Escrow Shares in its usual safekeeping facility and will have no duty to keep it in an environmentally controlled area. The Escrow Agent shall have no liability for any damage to the Escrow Shares, including damage caused by environmental conditions, such as heat or moisture, or by exposure to magnetic materials.

1.1.3. The term “Scheduled Disbursement Date” means February 2, 2014.

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1.1.4. The term “Final Disbursement Date” means the Scheduled Disbursement Date, unless the Escrow Agent receives from Parent one or more Repurchase Notices with respect to all of the Escrow Shares on or before the Scheduled Disbursement Date, in which case “Final Disbursement Date” means the date on which the last of the Escrow Shares are disbursed by the Escrow Agent to Parent pursuant to a Repurchase Notice.

1.1.5. The term “Escrow Period” means the period beginning on the date of this Agreement and ending on the Final Disbursement Date.

1.1.6. In the event that the outstanding shares of Parent Common Stock are changed into or exchanged for a different number or kind of shares or other securities of Parent or of another entity by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock (collectively, a “Capitalization Event”), appropriate adjustment shall be made in the number and kind of Escrow Shares (the “New or Additional Escrow Property”), to the end that the proportionate interest of Seller shall be maintained as before the occurrence of such event. Parent or its successor shall, within one (1) Business Day of each Capitalization Event, (a) deliver to Escrow Agent the New or Additional Escrow Property, and (b) provide notice to Seller of same. In no event shall the Escrow Agent be responsible for any tax reporting or filing with regard to deposit or release of Escrow Shares and/ or New or Additional Escrow Property. The Escrow Agent is only holding the Escrow Shares for safekeeping purposes and shall not otherwise have any obligations or duties related to the Escrow Shares and/or New or Additional Escrow Property delivered.

Article II

THE ESCROW AGENT

2.1         Scope of Powers, Duties and Obligations of the Escrow Agent. The Escrow Agent shall have no duties or obligations except those (a) imposed by applicable law and (b) specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature, and no other duties shall be implied except as imposed by applicable law. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Amendment Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with the Amendment Agreement, nor shall any additional obligations of the Escrow Agent be inferred from the terms of the Amendment Agreement, even though reference thereto may be made in this Escrow Agreement. In the event of any conflict between the terms and provisions of this Escrow Agreement as relates to the Escrow Agent, those of the Amendment Agreement, any schedule or exhibit attached to this Escrow Agreement, or any other agreement among the Parties, the terms and conditions of this Escrow Agreement shall control.

2.2         Powers Exercisable by the Escrow Agent, Subject to this Escrow Agreement. The Escrow Agent is authorized and empowered to exercise the following powers, subject to the limitations contained in this Escrow Agreement:

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2.2.1. To employ agents, including public accountants and legal counsel, as it shall determine appropriate;

2.2.2. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated;

2.2.3. To withhold from taking any action until it receives proper written notice, in accordance with this Escrow Agreement, of an occurrence of an event affecting the Escrow Shares;

2.2.4. To treat as genuine, sufficient and correct, in form, execution and validity, and as the document it purports to be, and from the party it purports to be from, any notice, instruction, letter, paper or other signed written document purported to be furnished to Escrow Agent by the Parties and believed by Escrow Agent to be both genuine and to have been transmitted by the proper party or parties, and Escrow Agent shall have no liability with respect to any action taken or foregone by Escrow Agent in good faith in reliance on such document;

2.2.5. To be fully released and discharged from any obligation to perform any further duties imposed upon it with respect to this Escrow Agreement following its resignation or removal and the appointment of a successor or the termination of the Escrow Agreement pursuant to Section 7.2, below; and

2.2.6. To be free from any liabilities or change in duties, other than as may be specifically described elsewhere herein, for the action or inaction of a party to this Escrow Agreement, or any other party, or the occurrence or non-occurrence of an event outside of this Escrow Agreement. The Escrow Agent shall have no duty to solicit any payments or New or Additional Escrow Property which may be due it or related to the Escrow Shares, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any Escrow Shares and/or New or Additional Escrow Property deposited with it hereunder.

Article III

DISBURSEMENT OF THE ESCROW SHARES

3.1         Disbursement of the Escrow Shares.

3.1.1. If at any time and from time to time on or before January 10, 2014, the Escrow Agent shall have received from Parent a Repurchase Notice, setting forth such number of the Escrow Shares to be purchased by Parent (the “Repurchased Stock”), the closing date of such purchase (which shall be a Business Day no earlier than January 10, 2014 and no later than January 31, 2014), and the total purchase price for the Escrow Shares to be purchased (calculated as $2.00 per share, subject to appropriate adjustment if any Capitalization Event occurs after the date hereof), the Escrow Agent shall disburse to Parent one or more Stock Certificates representing the Repurchased Stock, together with a Stock Power, on the closing date specified in the applicable Repurchase Notice (or as soon thereafter as reasonably practicable), subject to receipt by the Escrow Agent of the applicable purchase price therefor. Promptly after such disbursement of Escrow Shares, the Escrow Agent shall disburse to Seller the purchase price received by the Escrow Agent therefor.

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3.1.2. If the Escrow Agent shall not have received one or more Repurchase Notices by January 10, 2014 with respect to all of the Escrow Shares, and if on or after January 1, 2014 but on or before January 17, 2014 the Escrow Agent shall have received from Parent written notice (a “Forfeiture Notice”) that the December Closing Price is greater than $2.25 and specifying the number of Escrow Shares to be surrendered and forfeited by Seller pursuant to Section 4 of the Amendment Agreement as a result thereof (the “Forfeiture Shares”), the Escrow Agent shall withhold from disbursement to Seller one or more Stock Certificates evidencing the Forfeiture Shares for so long as the Forfeiture Notice has not been withdrawn by Parent or made null and void pursuant to a Disbursement Notice. Parent shall provide a copy to Seller of any Forfeiture Notice it delivers to the Escrow Agent simultaneously with the delivery of such Forfeiture Notice to the Escrow Agent. If Seller acknowledges in writing to the Escrow Agent its agreement with the Forfeiture Notice, or if Seller fails to deliver to the Escrow Agent and Parent a written notice objecting to the Forfeiture Notice within ten Business Days following delivery thereof by Parent, then the Escrow Agent shall, as promptly as reasonably practicable, disburse to Parent one or more Stock Certificates representing the Forfeited Stock, together with a Stock Power.

3.1.3. Except as provided in Sections 3.1.1 or 3.1.2 above or Section 3.1.4 below, the Stock Certificates evidencing the Escrow Shares may be distributed by the Escrow Agent only pursuant to a Disbursement Notice. A “Disbursement Notice” shall be either of the following: (i) a written instruction signed by both Parent and Seller (“Joint Written Instructions”), in the form of Schedule I hereto, with the blanks fully completed, or (ii) a written instruction signed by Parent or Seller, as applicable, and accompanied by either a final Order which shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction along with a certification from counsel representing such presenting party attesting that the expiration of the time in which to appeal therefrom has transpired, or a written settlement agreement which shall have been executed by Parent and Seller (either a “Final Order Instruction”). The Escrow Agent shall act on a Joint Written Instruction or a Final Order Instruction without further question, and shall deliver to the proper party, or designated transfer agent, the Stock Certificate evidencing the Escrow Shares as is specified in such Joint Written Instructions or Final Order Instruction.

3.1.4. On the Scheduled Disbursement Date, the Escrow Agent shall disburse to the Seller the Stock Certificates evidencing any Escrow Shares not previously disbursed to Parent, other than any Escrow Shares then subject to a pending Forfeiture Notice.

3.1.5. If during the Escrow Period the Escrow Agent disburses to Parent any Stock Certificate evidencing all or a portion of Escrow Shares (such shares, the “Disbursed Shares,” and the date of such disbursement, the “Buyer Stock Certificate Delivery Date”), then within five (5) Business Days after the applicable Buyer Stock Certificate Delivery Date, the Parent shall deliver to the Escrow Agent, with written notice thereof to the Seller, a stock certificate representing that number of shares of Parent Common Stock as equals (i) the number of shares of Parent Common Stock originally evidenced by the certificate(s) disbursed to Parent representing the Disbursed Shares, minus (ii) the number of Escrow Shares to be disbursed to Parent pursuant to the applicable provisions hereof, and such new stock certificate shall thereafter represent Escrow Shares (or the applicable portion thereof) under this Escrow Agreement.

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Article IV

ESCROW AGENT NOTICES AND INSTRUCTIONS

4.1         Instructions; Notices. Notwithstanding anything to the contrary as set forth in this Section 4.1, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrow Shares, including but not limited to any such transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3.1 of this Escrow Agreement, may be given to the Escrow Agent only by (a) hand delivery to the address and person shown in Section 4.1.2 below, (b) prepaid certified mail, return receipt requested, to the address and person shown in Section 4.1.2 below, or (c) confirmed facsimile to the facsimile number and person shown in Section 4.1.2 below. No instruction for or related to the transfer or distribution of the Escrow Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction in accordance with this Section 4.1 and in the case of notice by facsimile, as further evidenced by a confirmed transmittal to that number.

4.1.1. In the event transfer instructions are so received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 3 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 3, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone callback to any one or more of the Parties’ executive officers (“Executive Officers”), as the case may be, which shall consist of the titles of Chief Executive Officer or President, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

4.1.2. Any written notices, affidavits or other communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrow Shares (all of which shall be specifically governed by Section 4.1.1), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served by a facsimile, overnight courier, or by prepaid certified mail, return receipt requested:

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(a)	If to the Escrow Agent, to: American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219 Attention: Joe Smith Facsimile:

or to such other Person or address as the Escrow Agent shall furnish to the Parties in writing.

(b)	If to Parent, to:
Cyalume Technologies Holdings, Inc.
96 Windsor Street
West Springfield, MA 01089
Attention: Chief Executive Officer
Facsimile: (413) 788-4817

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
401 East Las Olas Blvd., Suite 2000
Fort Lauderdale, FL 33301
Attention: Bruce I. March, Esq.
Facsimile: (954) 765-1477

or to such other Person or address as Parent shall furnish to Seller and the Escrow Agent in writing.

(c)	if to Seller, to:
JFC Technologies, LLC
P.O. Box 266
Bound Brook, NJ 08805
Attention: James G. Schleck

with a copy (which shall not constitute notice) to:
Law Offices of Susan S. Kleiner LLC
272 Main Street
Metuchen, NJ 08840
Attention: Susan S. Kleiner, Esq.
Facsimile: 732-289-6129

or to such other address as Seller shall furnish to Parent and the Escrow Agent in writing. Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

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4.2         Additional Instructions. In any matter under this Escrow Agreement in which the Escrow Agent is permitted or required to act upon instructions, the Escrow Agent, where it deems necessary, may request further instructions from the Person giving the original instructions, or from the Parties, as the case may be, and may defer any and all action pending receipt thereof.

Article V

Compensation and Expenses of the Escrow Agent

5.1         The Escrow Agent’s fees will be as set forth on Schedule 2 attached hereto, plus actual expenses incurred in performing its duties hereunder and the Escrow Agent is hereby granted a lien on the Escrow Shares for such amounts. Unless other payment arrangements are set forth herein or are agreed to by the Escrow Agent in writing, the Escrow Agent shall bill each of Parent and Seller for one-half of such amounts (with such amounts to be split equally between Parent and Seller).

Article VI

RIGHTS OF SELLER IN ESCROW SHARES

6.1         Voting Rights as a Shareholder. Seller shall retain all of its rights as a shareholder of Parent during the Escrow Period, including, without limitation, the right to vote its Escrow Shares.

6.2         Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to Seller, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any. In the event that Non-Cash Dividends are to be deposited with the Escrow Agent, the Escrow Agent shall be notified in writing by Parent (with a copy to Seller) that such Non-Cash Dividends will be deposited. In no event shall the Escrow Agent be responsible for determining the amounts of such Non-Cash Dividends to be deposited, nor shall the Escrow Agent be responsible for performing any tax reporting or filing with regard to the issuance of such Non-Cash Dividends.

6.3         Restrictions on Transfer. During the Escrow Period, Seller may not sell, pledge, grant a security interest in or otherwise dispose or encumber all or an portion of the Escrow Shares.

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Article VII

RESIGNATION AND REMOVAL OF THE ESCROW AGENT

7.1         Resignation and Removal. The Escrow Agent may resign at any time upon thirty (30) days’ written notice to the Parties, unless a shorter period is acceptable to the Parties. The Parties may at any time remove the Escrow Agent upon thirty (30) days’ written notice to the Escrow Agent, unless a shorter period is acceptable to the Escrow Agent.

7.2         Appointment of Successor. In the event of the removal or resignation of the Escrow Agent, the Parties shall appoint a successor which, upon its acceptance in writing of such appointment delivered to the Parties and the former Escrow Agent, shall be vested with all the rights, powers and duties of the Escrow Agent under this Escrow Agreement, and the retiring Escrow Agent shall be released and discharged from all further liability with respect to this Escrow Agreement. The retiring Escrow Agent shall transfer, assign and deliver to its successor all of the property then held by it under the Escrow Fund, except such reasonable compensation and expenses in connection with the settlement of accounts and the delivery of the assets to the successor Escrow Agent. After settlement of the retiring Escrow Agent’s final accounting, the retiring Escrow Agent shall also transfer to the successor Escrow Agent true copies of its records as they relate to the Escrow Shares, as may be requested by the successor Escrow Agent. The successor Escrow Agent shall not be liable or responsible for anything done or omitted in the administration of the Escrow Shares pursuant to this Escrow Agreement prior to the date it shall have become Escrow Agent, nor to audit or otherwise inquire into or take any action concerning the acts of any retiring Escrow Agent. If the Parties have failed to appoint a successor prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

7.3         Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act. Such successor Escrow Agent shall be bound by all of the terms of this Escrow Agreement applicable to the Escrow Agent. Such successor Escrow Agent shall, by notice to the Parties, promptly provide such updated contact information for notice in accordance with the terms of Section 4.1.2 above.

Article VIII

AMENDMENT AND TERMINATION

8.1         Amendment. This Escrow Agreement may be modified at any time only by writing signed by the Parties and the Escrow Agent.

8.2         Termination. This Escrow Agreement shall terminate upon the delivery of all of the Escrow Shares by the Escrow Agent pursuant to the terms of this Escrow Agreement.

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Article IX

LIMITATION ON LIABILITY

9.1         Liability of Escrow Agent. In performing any duties under this Escrow Agreement, the Escrow Agent shall not be liable for any damages, losses, or expenses, except for damages, losses and expenses arising from or in connection with gross negligence or willful misconduct on the part of the Escrow Agent or any of its employees, agents, affiliates, custodians or nominees, as adjudicated by a court of competent jurisdiction. The Escrow Agent shall not incur any liability for: (a) any act or failure to act made or omitted in good faith, or (b) any action taken or omitted in reliance upon any Instrument, including any written statement or affidavit provided for in this Escrow Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations or determining and verifying the scope of any representative authority, or any Person acting or purporting to act on behalf of any party to this Escrow Agreement. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

9.2         Indemnification by Parties. The Parties shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Escrow Agreement, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the Indenmitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indernnitee, or (b) its following any instructions or directions, whether joint or singular, from the Parties, in accordance with the terms hereof. The provisions of this Section 9.2 shall survive in the event the Escrow Agent resigns or is removed pursuant to Section 7.1.

9.3         Force Majeure. The Escrow Agent shall not be liable for any delay or failure to act as may be required hereunder when such delay or failure is due to fire, earthquake, any act of God, interruption or suspension of any communication or wire facilities or services, war, terrorism, emergency conditions or other circumstances beyond its control, provided it exercises such diligence as the circumstances may reasonably require.

9.4         Scope. The Escrow Agent shall have no duties or obligations hereunder except those specifically set forth herein and such duties and obligations shall be determined solely by the express provisions of this Escrow Agreement.

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9.5         Controversies.

9.5.1. Upon receipt of conflicting demands or notices relating to this Escrow Agreement, the Escrow Agent may, without liability to the Parties, withhold and stop all further proceedings in, and performance of, this Escrow Agreement, until it shall be given Joint Written Instructions which eliminate such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction and such conflict is resolved to Escrow Agent’s satisfaction.

9.5.2. The term “Disputed Matter” means any disputed matter arising under (i) this Escrow Agreement, including the construction, interpretation, or validity of any provision hereof (including Section 9.5 to 9.8 inclusive) or the performance hereof, or (ii) any other matter relating hereto arising in connection herewith or any alleged breach hereof, whether based upon tort, contract, equity, common law, statute, or otherwise.

9.5.3. All Disputed Matters among any one or more of the Parties shall be resolved exclusively in accordance with Section 9.7 below.

9.5.4. After the resolution of all Disputed Matters among the Parties, if the Escrow Agent is named as a party (or opts to become a party) to any Disputed Matters that arise between one or more of the Parties, on the one hand, and the Escrow Agent, on the other hand, such Disputed Matter shall be resolved exclusively in accordance with Section 9.6 below.

9.6         Disputed Matters Involving the Escrow Agent. Subject to Section 9.5 above, each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York for any dispute, controversy or claim involving the Escrow Agent or its administration of this Escrow Agreement. The Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. The Parties and the Escrow Agent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, New York, and any appellate court from any thereof, for recognition or enforcement of any award determined pursuant to this Section.

9.7         Disputed Matters Solely Among the Parties (Not Involving the Escrow Agent).

9.7.1. The Parties shall promptly submit all Disputed Matters to binding arbitration before one arbitrator (“Arbitrator”). Subject to Sections 9.7.2 and 9.7.5, the Arbitrator shall have sole authority to resolve any Disputed Matter, including the extent to which the Disputed Matter is subject to arbitration, timeliness of assertion of any claim, or any other matter relating to the arbitrability of the Disputed Matter. The Arbitrator shall be a lawyer or judge, specializing or having a background in mergers and acquisitions for at least fifteen (15) years, licensed to practice in the State of New York, New Jersey or Delaware.

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9.7.2. This Section 9.7 shall not prevent any party from seeking temporary or preliminary relief in a court with respect to any Disputed Matter (including to enforce this Section 9.5), but the final determination of such Disputed Matter shall be made by the Arbitrator, who shall have authority to grant injunctive relief

9.7.3. The arbitration shall be administered by JAMS in Wilmington, Delaware in accordance with JAMS’ then current Commercial Arbitration Rules, except as otherwise provided herein. The Arbitrator may, pursuant to such terms and procedures as the Arbitrator deems appropriate, hear and determine any preliminary issue of law asserted by a party to be dispositive, in whole or in part, of a claim or defense, to the same extent that a court could do so pursuant to a motion for summary judgment. The Arbitrator may, at his discretion and at the expense of the parties (unless the Arbitrator assigns such costs and fees to the party prevailing on the merits of the dispute), employ experts to assist him in his determinations. With respect to each Disputed Matter, the Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, applying Delaware law, excluding choice of law rules. The Arbitrator shall have no authority to award punitive or other exemplary damages. The Arbitrator’s finding of facts shall be final and binding upon the Parties and the Arbitrator’s decision shall not subject to judicial review absent fraud or manifest error.

9.7.4. The Arbitrator shall determine which party is the Party prevailing on the merits of the dispute, and, in addition to any other relief to which the prevailing Party in any arbitration hereunder may be entitled, unless the Arbitrator shall determine otherwise for reasons set forth in the Arbitrator’s decision, the Party that did not prevail on the merits of the dispute shall bear the costs of the arbitration, and the Party prevailing on the merits of the dispute shall be entitled to recover from the Party that did not prevail on the merits of the dispute, all Attorneys’ Fees and Expenses and Other Costs incurred by the Party prevailing on the merits of the dispute, in connection with (i) such arbitration, (ii) any court proceeding pursuant to Section 9.5, to confirm the arbitration award, or otherwise pursuant to Section 9.7.5, or any post-arbitration, appellate, or other proceeding relating to such arbitration or any of the subject matter thereof, (iii) enforcement of any award, judgment, or ruling, rendered in any of the foregoing or collection from the non-prevailing (on the merits) Party or for the non-prevailing (on the merits) Party’s account of any amount to which the prevailing (on the merits) Party shall be entitled including pursuant to this Section 9.7.4, (iv) any response to regulatory investigation in connection with or arising from any of the foregoing, or (v) proof of any amount to which the prevailing (on the merits) Party shall be entitled, pursuant to this Section 9.7.4 or otherwise. “Attorneys’ Fees and Expenses” shall mean the professional fees billed by each law firm engaged by the prevailing (on the merits) Party in connection with the Disputed Matter (whether on its own behalf or on behalf of any other Person) at its usual rates in effect from time to time during the periods in which services shall have been rendered and expenses incurred by such firm for which it customarily seeks reimbursement from its clients during such periods or requires its clients to bear directly, including investigative, accounting, financial, public relations, expert witness, or other professional fees and expenses charged in connection therewith. “Other Costs” shall include costs incurred by the prevailing (on the merits) Party from the absence from work or diversion from ordinary employment duties, overtime costs, and travel expenses of the prevailing (on the merits) Party or the prevailing (on the merits) Party’s personnel in connection with any investigation, consultation with attorneys or other professional advisors, arbitration, court, or deposition appearance or attendance thereat, or document production; document reproduction costs; or communication, administrative, or other such costs and shall not be limited to “out-of-pocket costs.” The prevailing (on the merits) Party shall be entitled to recover reasonable Attorneys’ Fees and Expenses and Other Costs, unless otherwise required by law.

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9.7.5. Any judgment upon any award rendered by the Arbitrator may be confirmed in and enforced by any court of competent jurisdiction, which court shall have authority, in addition, to award amounts to which the prevailing (on the merits) Party is entitled pursuant to Section 9.7.4 and that have been incurred by the prevailing (on the merits) Party after the Arbitrator renders his decision. Before such decision is rendered, no Party shall bring or maintain any action or proceeding with respect to arbitration pursuant hereto or otherwise with respect to any Disputed Matter, except in the Federal District Court for the District of Delaware, or, if such court lacks subject matter jurisdiction, the Courts of the State of Delaware located in Wilmington, Delaware. Each Party irrevocably submits and consents to the exclusive jurisdiction of such courts, and no Party shall object to the laying of venue in any such court or claim that any such court is an inconvenient forum. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. No Party shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

9.7.6. The Parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

9.7.7. The arbitration proceedings conducted pursuant hereto shall be confidential. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the arbitration proceedings or about the existence, contents, or results of the arbitration award without the prior written consent of such other Party, except as appropriate to enforce any award or otherwise insofar as required by law or in confidence to a Party’s legal counsel, accountants, or other professional advisors or other Person having a material interest in such information. Before making any disclosure permitted by the preceding sentence, insofar as practicable, the Party intending to make such disclosure shall give the other Party reasonable written notice of the intended disclosure.

9.8         Legal Counsel. The Escrow Agent may consult with, and obtain advice from, legal counsel of its own selection as to the construction of any of the provisions of this Escrow Agreement or the Escrow Agent’s obligations and duties, and shall incur no liability in acting in good faith in accordance with the reasonable written advice and written opinion of such counsel (with copies to be provided to Parent and Seller).

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Article X

MISCELLANEOUS

10.1        Governing Law. This Escrow Agreement shall be governed, construed, regulated and administered under the Laws of the State of Delaware, without giving effect to principles of conflicts of law.

10.2        Invalid Provisions. It is not the intention of any party to this Escrow Agreement to violate any statute, regulation, ruling, judicial decision, or other legal provision applicable to this Escrow Agreement or the performance thereof. If any term of this Escrow Agreement, or any act or omission in the performance thereof, is or becomes violative of any such provision, such term, act or omission shall be of no force or effect and any such term shall be severed from this Escrow Agreement. Any such invalid term, act or omission shall not affect the validity of any other term of this Escrow Agreement that is otherwise valid, nor the validity of any otherwise valid act or omission in the performance thereof, unless such invalidity prevents accomplishment of the objectives and purposes of this Escrow Agreement. In the event any such term, act or omission is determined to be illegal or otherwise invalid, the necessary steps to remedy such illegality or invalidity shall be taken immediately by the Parties and the Escrow Agent.

10.3        Counterparts. This Escrow Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by any one counterpart. The exchange of copies of this Escrow Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Escrow Agreement as to the Escrow Agent and the Parties and may be used in lieu of the original agreement for all purposes. Signatures of the Escrow Agent and the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

10.4        Successors and Assigns. Neither this Escrow Agreement, nor any right or interest hereunder, may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 7.3, without the prior written consent of the Escrow Agent and the other Parties. This Escrow Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their permitted successors and assigns.

10.5        Important Information About Procedures for Opening a New Account. To help the government fight the funding of terrorism and money laundering activities, Federal Law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. What this means for the Parties: Upon opening an account, the Escrow Agent will ask the Parties’ names, addresses, dates of birth, and other information (including a completed Form W-9, W-8 or Form W-7, as applicable) that will allow the Escrow Agent to identify the Parties. The Escrow Agent may also ask to see the Parties’ driver’s licenses or other identifying documents.

10.1        U.S.A. Patriot Act Compliance Information. Each of Parent and Seller shall provide the Escrow Agent such information as the Escrow Agent may reasonably require to permit the Escrow Agent to comply with its obligations under the federal U.S.A. Patriot Act. The Escrow Agent shall not credit any amount of interest or investment proceeds earned on the Escrow Fund, or make any payment of all or a portion of the Escrow Fund, to any Person unless such Person has provided to the Escrow Agent such documents as the Escrow Agent may require to permit the Escrow Agent to comply with its obligations under such Act.

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[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed by their respective duly authorized officers as of the day and year first written above.

CYALUME TECHNOLOGIES HOLDINGS, INC. By: /s/ Zivi Nedivi Name: Zivi Nedivi Title: CEO
JFC TECHNOLOGIES, LLC By: /s/ James G. Schleck James G. Schleck, Chief Executive Officer
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Escrow Agent By: /s/ Joseph M. Smith Its: Director Joseph M. Smith

Schedule 1

Disbursement Notice

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attention: Joseph Smith
Facsimile:

RE: Escrow Agreement, dated as of December 31, 2012 (the “Escrow Agreement”), by and among Cyalume Technology Holdings, Inc., a Delaware corporation (“Parent”), JFC Technologies, LLC, a New Jersey limited liability company (“Seller”), and American Stock Transfer & Trust Company, LLC (the “Escrow Agent”).

Dear [_________]:

Unless otherwise defined in this letter, capitalized terms used in this letter shall have the definitions ascribed to them in the Escrow Agreement.

This letter shall serve as a Disbursement Notice. [Describe circumstances authorizing a disbursement.] Accordingly, kindly disburse the Stock Certificate evidencing the Escrow Shares to [Parent/Seller/Transfer Agent]:

The undersigned hereby certifies that:

1.	the undersigned has given notice to the other Party on the date hereof;

2.	the undersigned is authorized on behalf of Seller or Parent, as applicable, to sign this Disbursement Notice and to direct the Escrow Agent to make the disbursement contained in this Disbursement Notice;

3.	The purpose of the disbursement is one that is permitted under the Escrow Agreement; and

4.	There are no additional approvals or further actions necessary prior to the disbursement of Escrow Shares by the Escrow Agent.

*          *          *

Schedule to Escrow Agreement

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Signature Page to Disbursement Notice

Date: ____________, 20[__]

SELLER JFC TECHNOLOGIES, LLC By: James G. Schleck, Chief Executive Officer
PARENT CYALUME TECHNOLOGIES HOLDINGS, INC. By: Name: Title:

Schedule to Escrow Agreement

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Schedule 2

American Stock Transfer & Trust Company, LLC

Schedule of Fees for Escrow Agent Services

Account Acceptance Fee .....................................Waived

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

One Time Administration Fee (covers up to 36 months) ............ $3,500 (paid at closing)

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees and other charges, including those levied by any governmental authority.

•	Payment of the invoice is due upon receipt.

Compliance

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account. We may ask for information that will enable us to meet the requirements of the Act.

Schedule to Escrow Agreement

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Schedule 3

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give and confirm Transfer Instructions

If from Parent:
Name	Telephone Number	Signature
1. Zivi Nedivi, President	(413) 858-2500	/s/ Zivi Nedivi
2. Michael Bielonko, Treasurer and Secretary	(413) 858-2500	/s/ Michael Bielonko
3. David Mantoni, Assistant Treasurer and Assistant Secretary	(413) 858-2500	/s/ David Mantoni
If from Seller:
Name	Telephone Number	Signature
1. James G. Schleck	(732) 469-7760 x13 (work) or (732) xxx-xxxx (cell)	/s/ James G. Schleck
2. Susan S. Kleiner	(732) 318-6754 (work) or (908) xxx-xxxx (cell)	/s/ Susan S. Kleiner

Schedule to Escrow Agreement

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